Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Landwin Realty Trust, Inc. on Form S-4 (No. 333-203925) to be filed on or about August 31, 2015 of our reports dated May 6, 2015, on our audits of the financial statements of Landwin Partners Fund I, LLC and Landwin Partners Fund II, LLC as of December 31, 2014 and 2013 and for each of the years in the two-year period ended December 31, 2014. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ EISNERAMPER LLP

New York, New York
August 31, 2015